Exhibit 99.1

VIRGIN AMERICA REPORTS OCTOBER 2016 OPERATIONAL RESULTS

San Francisco - December 9, 2016 - Virgin America Inc. (NASDAQ: VA) today reported its preliminary operational results for November 2016. The airline’s traffic (measured in revenue passenger miles) increased 16.4 percent on capacity (measured in available seat miles) that was 13.7 percent higher from the same month in 2015.

Load factor was 82.1 percent, an increase of 1.9 points from November 2015. The number of onboard passengers increased 13.7 percent from the same month last year.

	November				November Year to Date
	2016	2015	Change		2016	2015	Change
Revenue Passenger Miles (000)	1,030,629	885,777	16.4%		11,161,188	9,507,224	17.4%
Available Seat Miles (000)	1,255,768	1,104,173	13.7%		13,296,686	11,538,906	15.2%
Passenger Load Factor	82.1%	80.2%	1.9	pts	83.9%	82.4%	1.5	pts
Onboard Passengers (000)	686	603	13.7%		7,399	6,407	15.5%

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Media Contact:
Dave Arnold: dave.arnold@virginamerica.com or 917.968.3622

Investor Contact:
Stephen Shulstein: stephen.shulstein@virginamerica.com or 650.645.5694

Editor’s Note: Virgin America is a U.S.-controlled, owned and operated airline. It is an entirely separate company from Virgin Atlantic. Sir Richard Branson’s Virgin Group is a minority share investor in Virgin America.

About Virgin America: Known for its mood-lit cabins, three beautifully designed classes of service and innovative fleetwide amenities - like touch-screen personal entertainment, WiFi and power outlets at every seat, Virgin America has built a loyal following of flyers and earned a host of awards since launching in 2007 - including being named the "Best U.S. Airline" in Condé Nast Traveler's Readers' Choice Awards and "Best Domestic Airline" in Travel + Leisure's World's Best Awards for the past nine consecutive years. For more: www.virginamerica.com